Exhibit 10.1

Third Addendum to Employment Agreement

     This Third Addendum amends that certain Employment Agreement dated September 2, 1996 by and between MICHAEL BARRIST and NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation (the "Agreement"), as amended effective January 1, 1999 and July 1, 2003, and this Addendum shall be effective as of June 30, 2006 (the "Effective Date").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

     1.      Section 2 of the Agreement shall be amended by deleting the text of such Section and replacing it with the following:

"2. Term. The term of this agreement shall be for a period beginning on the Effective Date and expiring on the earlier of: (a) June 30, 2007, (b) 90 days after a Change in Control (as defined in NCO Group, Inc.'s 2004 Equity Incentive Plan, as in effect on the date hereof) and (c) December 31, 2006 (unless on such date the Company is a party to a definitive agreement for a Change in Control, then the earlier of (i) 90 days after the date of the Change in Control pursuant to such agreement or (ii) the date of the termination of such agreement) (the "Term"), subject, in any case, to any early termination provisions set forth in the Agreement."

     2.      Section 3 of the Agreement is amended by deleting the first sentence of such Section and replacing it with the following:

"3. Duties. The Executive is engaged hereunder as the Company's Chairman of the Board, President and Chief Executive Officer."

     3.      Section 10 of the Agreement is amended by adding the following paragraph at the end of such Section:

          "Anything in this Agreement to the contrary notwithstanding, the parties understand and agree that if Executive's employment terminates and (i) either (x) Executive is not entitled to continuation of his compensation pursuant to Section 8 of the Agreement or (y) Executive is entitled to the continuation of his compensation pursuant to Section 8 and Executive irrevocably waives his right to such further compensation pursuant to Section 8 after the termination of his employment (other than for such amounts as shall have accrued as of the date of termination for services rendered on or prior to such date), then the two year non-competition period provided for in this Section shall begin on the date of the termination of Executive's employment or (ii) Executive is entitled to the continuation of his compensation pursuant to Section 8 and Executive does not waive his right to such further compensation as per subsection (y) above, then the non-competition period provided for in this Section shall continue until the end of the Term and for two years thereafter."

     4.      In the event any term or condition of this Addendum is inconsistent with any term or condition of the Agreement, the terms of this Addendum will control. Except as stated above, all the terms and conditions of the Agreement, including all restrictions and covenants, shall remain in full force and effect and are incorporated herein by reference as though set forth at length.

     IN WITNESS WHEREOF, the parties have executed this Addendum to become effective on the Effective Date.

NCO FINANCIAL SYSTEMS, INC.

By: /s/ Steven L. Winokur___________	/s/ Michael J. Barrist
Print name: Steven L. Winokur	Michael J. Barrist
Print title: EVP and COO of Shared Services